Exhibit 10.20

[Company CEO Letterhead]

October 7, 2013

Mr. Ronald Mambu

Vice President & CFO

JBT Corporation

70 West Madison, Suite 4400

Chicago, IL 60602

Dear Ron,

Thank you for agreeing to remain actively employed with JBT into the first quarter of 2014, if necessary, as we continue our CFO search. In consideration for your agreeing to continue employment with JBT during this period, the following memorializes how we will handle the extension of your employment.

JBT Supplemental Employee Retirement Plan (SERP). If you do remain actively employed with JBT past November 30, 2013 and your benefit under the JBT Supplemental Employee Retirement Plan (“SERP”) is calculated using the designated 2013 interest rate, and not the designated 2012 interest rate, JBT agrees to pay you an amount (the “Amount”) equal to the difference in the amount payable to you under the SERP based on your actual retirement date and the amount you would have received under the SERP had your benefit been calculated using November 30, 2013 as your retirement date and the 2012 interest rate, net of taxes.  This Amount is a separate benefit payable to you and is not part of your SERP benefit. Your SERP benefit will be made based on your actual retirement date and as provided under the terms of the SERP.  The Amount will be paid to you in a single lump sum on the first day of the seventh calendar month following your separation from service with JBT. Aon Hewitt will be retained and compensated by JBT to provide the calculations determining this Amount.

2014 MIP. You will be eligible for a pro rata payment of your 2014 bonus based on actual time employed and company performance. Your API will be no less than 1.0.

2014 Executive Perquisites. JBT will continue to support your Mid-America Club membership through your retirement date. You will also be eligible for the $20,000 payment provided for financial counseling.

We appreciate your continuing willingness to support JBT. Please let me know if there is anything else we need to document.

Sincerely,

/s/ Thomas W. Giacomini

President and Chief Executive Officer